EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2010 relating to the consolidated financial statements of Alpha Pro Tech, Ltd. (the “Company”) as of and for the year ended December 31, 2009 included in the Annual Report on Form 10-K for the year ended December 31, 2009. It should be noted that we have not audited any financial statements of the Company subsequent to March 10, 2010, or performed any audit procedures subsequent to the date of our report.

/s/ MAYER HOFFMAN MCCANN P.C.

MAYER HOFFMAN MCCANN P.C.

Salt Lake City, Utah
August 25, 2010